                                                             Exhibit 99.1
For Immediate Release
---------------------
August 4, 2005

               NORDSTROM JULY SAME-STORE SALES INCREASE 3.6 PERCENT

    SEATTLE - August 4, 2005 - Nordstrom, Inc. (NYSE: JWN) today reported preliminary sales of $787.2 million for the four-week period ending July 30, 2005, an increase of 5.4 percent compared to sales of $747.0 million for the four-week period ending July 31, 2004. Same-store sales increased 3.6 percent
(1).

    Preliminary second quarter sales of $2.1 billion increased 7.8 percent compared to sales of $2.0 billion in 2004. Second quarter same-store sales increased 6.2 percent.

    Preliminary year-to-date sales of $3.8 billion increased 7.8 percent compared to sales of $3.5 billion in 2004. Year-to-date same-store sales increased 6.2 percent.

SALES RECORDING
    To hear Nordstrom's prerecorded July sales message, please dial (402) 220-6036. This recording will be available for one week.

SALES SUMMARY                  Total Sales                      Same-store Sales (1)
                               -----------                      ----------------
(unaudited;          Fiscal       Fiscal     Percent       Total   Full-Line   Rack
 $ in millions)        2005         2004    Increase      Retail      Stores   Stores
                  ---------    ---------    --------      ------   ---------   ------
July                $787.2       $747.0        5.4%        3.6%        3.4%    14.4%
Second quarter    $2,106.4     $1,953.5        7.8%        6.2%        5.1%    16.3%
Year-to-date      $3,760.9     $3,489.0        7.8%        6.2%        4.9%    16.9%

Number of stores
 Full-line              95           93
 Rack and other         57           56
 International
 Faconnable
  boutiques             32           31
                       ---          ---
     Total             184          180

Gross square
 footage         19,579,000  19,289,000

FUTURE REPORTING DATES
Nordstrom's financial release calendar for the next several months is currently planned as follows:
            Second Quarter Earnings             Tues., Aug 16, 2005
            August Sales Release                Thurs., Sept. 1, 2005
            September Sales Release             Thurs., Oct. 6, 2005
            October Sales Release               Thurs., Nov. 3, 2005
    Nordstrom, Inc. is one of the nation's leading fashion specialty retailers, with 152 US stores located in 27 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 95 full-line stores, 49 Nordstrom Racks, five Faconnable boutiques, one free-standing shoe store, and two clearance stores. Nordstrom also operates 32 international Faconnable boutiques, primarily in Europe. Additionally, Nordstrom serves customers through its online presence at http://www.nordstrom.com and through its catalogs. Nordstrom, Inc. is publicly traded on the NYSE under the symbol JWN.
Investor Contact:                            Media Contact:
Stephanie Allen, 206-303-3262                Deniz Anders, 206-373-3038

(1) Effective February 2005, Nordstrom Direct sales, which include catalog and

 Internet, are included in Total Retail same-store sales. To serve as a basis for comparison, as this was not the case last year, a presentation of 2004 monthly, quarterly and full-year same-store sales that includes Nordstrom Direct is available on the Investor Relations homepage of our website under Recent Reports.